Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-122978) and Form S-3 (No. 333-155100) of Las Vegas Sands Corp. of our report dated February 28, 2008, except as it relates to (i) the effects of the change in reportable segments discussed in Note 15, and (ii) the change in guarantor subsidiaries discussed in Note 16, as to which the date is November 5, 2008, and except as it relates to the disclosures under the heading “Development and Financing Strategy, Going Concern and Capital Transactions Update” in Note 1, as to which the date is November 14, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
November 17, 2008

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